QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.1

                              CONTACT:
                              Investor Relations
                              Amy Carpi
                              (203) 656-7651
                               amy.carpi@jetblue.com

                              Corporate Communications
                              Gareth Edmondson-Jones
                              (718) 709-3089
                               gareth.edmondson-jones@jetblue.com

JETBLUE ANNOUNCES FIRST QUARTER 2003 EARNINGS

Low-Fare Carrier Achieves First Quarter Operating Margin of 15.9%;
Airline's Fifth Consecutive Quarter of Double Digit Operating Margins

        New York, NY (April 24, 2003)—JetBlue Airways Corporation (NASDAQ: JBLU) today reported its results for the first quarter 2003:

  •
  Operating revenues for the quarter totaled $217.1 million, representing growth of 62.8% over operating revenues of $133.4 million in the first quarter of 2002.

  •
  Operating income in the quarter was $34.5 million, resulting in a 15.9% operating margin. This compares with operating income of $23.4 million and a 17.5% operating margin in the first quarter of 2002.

  •
  Net income for the quarter was $17.4 million, representing earnings of $0.25 per diluted share, compared with first quarter 2002 net income of $13.0 million, or $0.23 per diluted share.

        Earnings per share figures for the first quarter reflect an increase in the number of weighted average shares outstanding compared to 2002 as a result of the Company's initial public offering in April 2002. Weighted average shares outstanding for all periods include the effect of the Company's three-for-two stock split on December 12, 2002.

        "We're proud of our continued solid performance this quarter in the midst of a very difficult operating environment," said David Neeleman, chief executive officer. "In three short years we've achieved nine quarters of profitability, including five consecutive quarters of double-digit operating margins, earned remarkable loyalty among our customers, and grown the JetBlue family to 4,970 crewmembers. With our dedicated crewmembers continuing to provide great customer service and today's Airbus order announcement supplying the aircraft needed to build on our success, we believe JetBlue is well positioned to continue on its current growth path."

        During the first quarter of 2003, JetBlue achieved a completion factor of 98.8% of scheduled flights compared to 99.9% in 2002. On-time performance, defined by the US Department of Transportation as arrivals within 14 minutes of schedule, was 76.6% in the first quarter of 2003 compared to 85.4% for the same period in 2002. Operating performance was negatively impacted by the severe weather experienced in the Northeast throughout the quarter, with record-setting snowfall including the President's Day snowstorm, which forced the cancellation of an entire day's schedule out of JFK, as well as many cancellations out of Washington D.C. Dulles Airport. Excluding the effects of weather, completion factor for the first quarter was 99.9%. The Company attained a load factor of 81.4%, an improvement of 0.6 points, on a capacity increase of 80.7% over the first quarter of 2002.

        Dave Barger, president and chief operating officer, commented, "Despite the operational challenges of the first quarter of 2003, our crewmembers dedicated themselves to delivering the JetBlue experience and working to build JetBlue into the airline of choice for all travelers."

        For the first quarter 2003, operating revenues increased by 62.8% over 2002 to $217.1 million. Revenue passenger miles increased 82.1% from the first quarter of 2002 to 2.4 billion. Available seat miles grew 80.7% to 2.9 billion. Yield per passenger mile was 8.84 cents, down 10.7% compared to 2002 on a 6.9% increase in average length of haul. Operating revenue per available seat mile (RASM) decreased 10.1% year-over-year to 7.42 cents. Year-over-year quarterly comparisons are affected by the fact that the Easter/Passover holiday that fell in the first quarter of 2002 fell in the second quarter of 2003.

        Operating expenses for the first quarter of 2003 were $182.7 million, up 66.1% from the first quarter of 2002. Operating expense per ASM (CASM) for the first quarter decreased 8.2% year-over-year to 6.25 cents and decreased 1.1% from the fourth quarter 2002. During the quarter, realized fuel prices were 98 cents per gallon, a 57.4% increase over first quarter 2002 realized fuel prices of 62 cents. During the quarter, JetBlue generated positive cash flows from operations of $31.7 million and ended the quarter with cash and short-term investments of $253.9 million.

        JetBlue will conduct a conference call to discuss its quarterly earnings today, April 24th, at 10:00 a.m. EDT. A live broadcast of the conference call will be available via the World Wide Web at http://investor.jetblue.com.

About JetBlue

        JetBlue is a low-fare, low-cost passenger airline, which provides high-quality customer service. Since launching operations in February 2000, the airline has carried more than 12 million passengers. JetBlue operates a fleet of 41 new Airbus A320 aircraft and is scheduled to place into service another 12 A320s by the end of 2003. All JetBlue aircraft feature roomy all-leather seats each equipped with free live satellite television, offering up to 24 channels of DIRECTV® Programming at every seat.*

        From its base at New York City's John F. Kennedy International Airport, JetBlue flies to: Fort Lauderdale, Fort Myers, Orlando, Tampa and West Palm Beach, FL; Buffalo, Rochester and Syracuse, NY; Long Beach, Oakland and Ontario, CA; Burlington, VT; Denver, CO; Las Vegas, NV; New Orleans, LA; Salt Lake City, UT; San Juan, PR; and Seattle, WA. From Long Beach, CA the airline serves Las Vegas, NV, Oakland, CA, and Salt Lake City, UT. From Washington DC, the airline also serves Fort Lauderdale, FL, and Long Beach and Oakland, CA. The airline plans to launch twice daily service between Long Beach and Atlanta, GA and a daily service between Long Beach and Fort Lauderdale, FL, both starting May 8. JetBlue is also scheduled to launch service between JFK and San Diego, CA, with two daily flights starting June 26 and July 14, respectively.

        With JetBlue, all seats are assigned, all travel is ticketless, all fares are one-way, and a Saturday night stay is never required. For more information, schedules and fares, please visit www.jetblue.com or call JetBlue reservations at 1-800-JETBLUE (538-2583). This press release, as well as past press releases, can be found on www.jetblue.com.

        * DIRECTV® service is not available on flights between New York City and San Juan, Puerto Rico.

# # #

        This press release contains statements of a forward-looking nature which represent our management's beliefs and assumptions concerning future events. Forward-looking statements involve risks, uncertainties and assumptions and are based on information currently available to us. Actual results may differ materially from those expressed in the forward looking statements due to many factors, including without limitation, the war in Iraq and potential hostilities in the Middle East or other regions, our ability to implement our growth strategy and our dependence on the New York market, our fixed obligations and our limited operating history, seasonal fluctuations in our operating results, increases in maintenance costs, fuel prices and interest rates, our competitive environment, our reliance on sole suppliers and one type of aircraft, government regulation, our failure to properly integrate LiveTV or enforce its patents, the loss of key personnel and potential problems with our workforce including work stoppages, and continuing changes in the airline industry following the September 11th terrorist attacks and the increased risk of future attacks. Additional information concerning these and other factors is contained in the Company's Securities and Exchange Commission filings, including but not limited to, the Company's Annual Report on Form 10-K. We undertake no obligation to update any forward-looking statements to reflect events or circumstances that may arise after the date of this release.

JETBLUE AIRWAYS CORPORATION
CONSOLIDATED STATEMENTS OF INCOME
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended March 31,
			Percent Change
	2003	2002
OPERATING REVENUES
Passenger	$209,903	$129,091	62.6
Other	7,227	4,278	68.9

Total operating revenues	217,130	133,369	62.8
OPERATING EXPENSES
Salaries, wages and benefits	56,901	33,561	69.5
Aircraft fuel	35,966	12,984	177.0
Sales and marketing	11,427	9,850	16.0
Landing fees and other rents	16,288	9,939	63.9
Aircraft rent	13,079	9,491	37.8
Depreciation and amortization	10,322	4,712	119.0
Maintenance materials and repairs	3,332	1,905	74.9
Other operating expenses	35,362	27,549	28.4

Total operating expenses	182,677	109,991	66.1

OPERATING INCOME	34,453	23,378	47.4
Operating margin	15.9%	17.5%	(1.6	) pts.
OTHER INCOME (EXPENSE)
Interest expense	(6,194)	(4,187)	47.9
Capitalized interest	1,021	1,297	(21.3)
Interest income and other	772	1,802	(57.2)

Total other income (expense)	(4,401)	(1,088)

INCOME BEFORE INCOME TAXES	30,052	22,290	34.8
Income tax expense	12,694	9,286

NET INCOME	$17,358	$13,004	33.5

EARNINGS PER COMMON SHARE:
Basic	$0.28	$1.90

Diluted	$0.25	$0.23

Weighted average shares outstanding:
Basic	62,627	4,216
Diluted	68,523	57,470

JETBLUE AIRWAYS CORPORATION

COMPARATIVE OPERATING STATISTICS

	Three Months Ended March 31,
			Percent Change
	2003	2002
Revenue passengers	2,010,617	1,180,917	70.3
Revenue passenger miles (000)	2,374,846	1,304,275	82.1
Available seat miles (000)	2,918,071	1,614,670	80.7
Load factor	81.4%	80.8%	0.6	pts.
Breakeven load factor	70.7%	68.8%	1.9	pts.
Aircraft utilization (hours per day)	13.1	12.7	3.0
Average fare	$104.40	$109.31	(4.5)
Yield per passenger mile (cents)	8.84	9.90	(10.7)
Passenger revenue per available seat mile (cents)	7.19	7.99	(10.0)
Operating revenue per available seat mile (cents)(1)	7.42	8.26	(10.1)
Operating expense per available seat mile (cents)(1)	6.25	6.81	(8.2)
Departures	15,411	9,439	63.3
Average stage length (miles)	1,169	1,056	10.7
Average number of operating aircraft during period	38.7	22.2	74.0
Full-time equivalent employees at period end	4,005	2,290	74.9
Average fuel cost per gallon (cents)	97.61	62.02	57.4
Fuel gallons consumed (000)	36,847	20,934	76.0
Percent of sales through jetBlue.com during period	71.0%	55.1%	15.9	pts.

(1)
Excludes LiveTV third party 2003 revenues of $481,000 and associated cost of sales of $209,000 which are unrelated to our airline operations.

SELECTED CONSOLIDATED BALANCE SHEET DATA
(in thousands)

	March 31, 2003	December 31, 2002
Cash and cash equivalents	$238,899	$246,752
Total assets	1,404,008	1,378,923
Total debt	703,888	711,931
Stockholders' equity	433,071	414,673

SOURCE: JetBlue Airways Corporation

QuickLinks

  Exhibit 99.1
JETBLUE ANNOUNCES FIRST QUARTER 2003 EARNINGS